Synergy CHC Corp.

October 18, 2024

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Office of Life Sciences

100 F Street, NE

Washington, DC 20549

Attention:	Tamika Sheppard
Joe McCann

Re:	Synergy CHC Corp. (the “Company”) Registration Statement on Form S-1 (File No. 333-280556) (the “Registration Statement”)

Ladies and Gentlemen,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:30 p.m. on Monday, October 21, 2024, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact our counsel, W. David Mannheim at Nelson Mullins Riley & Scarborough LLP at (919) 329-3804.

[Signature page follows]

865 Spring Street, Westbrook, Maine 04092 ● Tel: (902) 237-1220

Very truly yours,

Synergy CHC Corp.

By:	/s/ Jack Ross
Name:	Jack Ross
Title:	Chief Executive Officer

[Signature Page to Acceleration Request Letter]